Exhibit 4.1.2

DATED        7 March       2012

DHT PHOENIX, INC.
(as borrower)

-and-

DHT HOLDINGS INC.
(as guarantor)

-and-

DHT HOLDINGS INC.
(as pledgor)

-and-

DVB BANK SE, LONDON BRANCH
(as agent)

FIRST SUPPLEMENTAL AGREEMENT TO SECURED
LOAN FACILITY AGREEMENT DATED 25 FEBRUARY 2011

CONTENTS
Page

1	Interpretation	2

2	Conditions	2

3	Representations and Warranties	4

4	Amendments to Loan Agreement	4

5	Confirmation and Undertaking	6

6	Communications, Law and Jurisdiction	6

Schedule Effective Date Confirmation		7

SUPPLEMENTAL AGREEMENT

Dated:  7 March 2012

BETWEEN:

(1)
DHT PHOENIX, INC., a company incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960 (the “Borrower”); and

(2)
DHT HOLDINGS INC., a company incorporated according to the law of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (in its capacity as guarantor, the “Guarantor”); and

(3)
DHT HOLDINGS INC., a company incorporated according to the law of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (in its capacity as pledgor); and

(4)	DVB BANK SE, LONDON BRANCH, acting as agent through its office at Park House, 6th Floor, 16-18 Finsbury Circus, London EC2M 7EB (in that capacity the “Agent”).

SUPPLEMENTAL TO a secured loan agreement dated 25 February 2011 (the “Loan Agreement”) made between the Borrower, the Lenders, the Agent, the Swap Provider and the Security Agent on the terms and subject to the conditions of which each of the Lenders agreed to advance to the Borrower its respective Commitment of an aggregate amount not exceeding twenty seven million five hundred thousand Dollars ($27,500,000).

WHEREAS:

(A)           The Borrower has requested that:

(i)	the cash sweep provisions contained in clause 10 of the Loan Agreement be deleted; and

(ii)
clause 10.18 of the Loan Agreement be temporarily amended until 31 December 2014 with reference to “one hundred and thirty per cent (130%)” being deleted and replaced with “one hundred and twenty per cent (120%)”,

(together the “Requests”).

(B)	The Agent, acting on the instructions of all of the Finance Parties, agrees to the Requests on the terms and subject to the conditions of this Supplemental Agreement.

IT IS AGREED THAT:

1	Interpretation

1.1
In this Supplemental Agreement “Effective Date” means the date on which the Agent confirms to the Borrower in writing substantially in the form set out in Schedule 2 that all of the conditions referred to in Clause 2.1 have been satisfied, which confirmation the Agent shall be under no obligation to give if a Default shall have occurred.

1.2
All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it were set out in full.

2	Conditions

2.1
As conditions for the agreement of the Finance Parties to the Requests and for the effectiveness of Clause 4, the Borrower shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:

2.1.1
a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to paragraph 1(a) (Constitutional Documents) and paragraph 1(e) (Officer’s Certificates) of Schedule 2 Part I of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

2.1.2
a copy, certified by a director or the secretary of each Security Party as true, complete and accurate and neither amended nor revoked, of a resolution of the board of directors of each Security Party:

(a)	approving the terms of, and the transactions contemplated by, this Supplemental Agreement and resolving that it execute this Supplemental Agreement; and

(b)	authorising a specified person or persons to execute this Supplemental Agreement (and all documents and notices to be signed and/or despatched under those documents) on its behalf;

2.1.3
a copy, certified by a director or the secretary of the Borrower as true, complete and accurate and neither amended nor revoked, of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, this Supplemental Agreement;

2.1.4
evidence of payment to the Agent and application pursuant to Clause 4.1 by the Lenders of an amount of six million seven hundred and three thousand one hundred and twenty five Dollars ($6,703,125) in prepayment of the next eleven (11) Repayment Instalments (commencing with the Repayment Instalment that is due and payable on 31 May 2012) payable by the Borrower pursuant to clause 5.1 of the Loan Agreement (the “Prepayment”) together with all other amounts due to the Finance Parties pursuant to the Finance Documents as a result of such Prepayment including but not limited to Break Costs and the applicable Prepayment Fee; and

2.1.5	evidence that the fees, costs and expenses then due from the Borrower under clause 8 of the Loan Agreement have been paid or will be paid by the Effective Date.

2.2	All documents and evidence delivered to the Agent pursuant to this Clause shall:

2.2.1	be in form and substance acceptable to the Agent;

2.2.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent; and

2.2.3	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

3	Representations and Warranties

3.1
Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement.

3.2
Each of the representations and warranties contained in clause 2 of the Guarantee shall be deemed repeated by the Guarantor at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Guarantor’s Security Documents included this Supplemental Agreement.

4	Amendments to Loan Agreement

4.1	Notwithstanding the provisions of clause 6.2.4 of the Loan Agreement, the Prepayment shall satisfy the obligations under clause 5.1 of the Loan Agreement in order of maturity.

4.2	With effect from the Effective Date:

4.2.1	for the remainder of the Facility Period, the following definitions shall be deleted from clause 1.1 of the Loan Agreement:

“Cash Sweep Amount”;

“Cash Sweep Period”; and

“Excess Cash Flow”;

4.2.2
up to and including 31 December 2014, the definition of “Margin” shall be amended with “two point seven five per cent (2.75%) being deleted and replaced with “three per cent (3%)”.  From 1 January 2015, this amendment shall be automatically reversed;

4.2.3
for the remainder of the Facility Period, the text of clauses 10.7 and 10.8 of the Loan Agreement shall be deleted and replaced with the words “intentionally omitted” (and the remaining clauses of the Loan Agreement will not be renumbered);

4.2.4	for the remainder of the Facility Period, clause 10.9 of the Loan Agreement shall be amended to read as follows:

“10.9	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Agent:

10.9.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.9.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Agent to instruct the Account Holder to make those transfers.”;

4.2.5	for the remainder of the Facility Period, clause 10.11 of the Loan Agreement shall be amended to read as follows:

“10.11
Release of surplus   Any Earnings remaining to the credit of the Earnings Account following the making of any transfer to the Retention Account required by Clause 10.5 (Transfers to Retention Account), shall (unless an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.”; and

4.2.6
up to and including 31 December 2014, clause 10.18 of the Loan Agreement shall be amended with the words “one hundred and thirty per cent (130%)” being deleted and replaced with “one hundred and twenty per cent (120%)”.  From 1 January 2015, this amendment shall be automatically reversed.

4.3	Save for the amendments detailed in this Clause 4, all other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

5	Confirmation and Undertaking

5.1
Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement were references to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2
The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in or pursuant to this Supplemental Agreement.

6	Communications, Law and Jurisdiction

The provisions of clauses 18 and 22 of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Supplemental Agreement and references to the Borrower were references to the Security Parties.

Schedule

Effective Date Confirmation

To:          DHT PHOENIX, INC.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands
MH96960

We, DVB Bank SE, London Branch, refer to the supplemental agreement dated                            2012 (the “Supplemental Agreement”) relating to a secured loan agreement dated 25 February 2011 (the “Loan Agreement”) made between you as the Borrower, the banks listed in it as the Lenders, ourselves as the Agent, as the Swap Provider and as the Security Agent in respect of a loan to you from the Lenders of up to twenty seven million five hundred thousand Dollars ($27,500,000).

We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Supplemental Agreement have been satisfied.  In accordance with Clauses 1.1 and 4 of the Supplemental Agreement the Effective Date is the date of this confirmation and the amendments to the Loan Agreement are now effective.

Dated:                                                            2012

Signed:
For and on behalf of

DVB BANK SE, LONDON BRANCH

IN WITNESS of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as	)
a DEED by	)
DHT PHOENIX, INC.	)
acting by	)
)
its duly authorised	) /s/ Svein M. Harfjeld
) Vice-President
in the presence of: /s/ J. Kim	)

SIGNED and DELIVERED as	)
a DEED by	)
DHT HOLDINGS INC.	)
(as Guarantor))
acting by	)
)
its duly authorised	) /s/ Svein M. Harfjeld
) CEO
in the presence of: /s/ J. Kim	)

SIGNED and DELIVERED as	)
a DEED by	)
DHT HOLDINGS INC.	)
(as Pledgor))
acting by	)
)
its duly authorised	) /s/ Svein M. Harfjeld
) CEO
in the presence of: /s/ J. Kim	)

SIGNED and DELIVERED as	)
a DEED by	)
DVB BANK SE, LONDON BRANCH	)
(as Agent on behalf of the Finance Parties))
acting by	)
)
its duly authorised	) /s/ A. Baardvik
) /s/ Cornelia Urban
in the presence of: /s/ A. Korkodilos	)